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EXHIBIT 5.1

                        Consent of independent auditors

We hereby consent to the incorporation by reference in the registration statement on Form F-10 of Domtar Inc. dated December 16, 2002, relating to common shares of Domtar Inc. issuable upon exercise of common share purchase warrants of Domtar Inc., of our auditors' report dated January 22, 2002 on the consolidated financial statements of Domtar Inc. for the three-year period ended December 31, 2001.

We also consent to the use in such registration statement of our compilation report dated December 16, 2002 on the unaudited pro forma consolidated statement of earnings for the year ended December 31, 2001.

We also consent to the reference to us under the heading "Experts" in such registration statement.

/s/ PRICEWATERHOUSECOOPERS LLP            /s/ RAYMOND CHABOT GRANT THORNTON
Chartered Accountants                     Chartered Accountants
                                          General Partnership

Montreal, Quebec
December 16, 2002